Exhibit 99.1

NCO Group, Inc.

Second Quarter 2010 Investor Conference Call

Moderator: Michael Barrist

August 13, 2010

11:00 a.m. ET

Operator:                                                                     Good morning, my name is Chantal and I will be your conference operator today.  At this time, I would like to welcome everyone to the NCO Second Quarter Results conference call.

All lines have been placed on a mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you, Mr. Michael Barrist, you may begin your conference.

Michael Barrist:                                   Great, thank you and thank you everyone for joining NCO Group’s conference call for the second quarter of 2010.  Statements in this conference call and in our press release issued August 12th other than historical facts are forward-looking statements as defined under Federal Securities Laws. Actual results might differ materially from those projected in the forward-looking statements.  Factors that might cause actual results to differ materially are disclosed in the Company’s earnings press release.

The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics.  I will review in detail the quarterly financial and operational highlights for each of our divisions including new business trends and the growth and profitability of each operating unit.  After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results.  We will then open up for questions.

For the second quarter, NCO reported net revenue of $318.6 million, Adjusted EBITDA of $32.2 million, and a net loss attributable to NCO of $25.5 million. These results were below our net revenue and profitability targets for the quarter.  Net revenue excludes $67.6 million of reimbursable costs and fees and Adjusted EBITDA excludes the impact of $4.9 million of restructuring charges and a $1.6 million non-cash impairment for valuation allowances against the carrying value of our purchased accounts receivable.

This compares to Adjusted EBITDA of $51.6 million for the same period last year which is exclusive of a non-cash portfolio impairment charge of $1.3 million and $1.3 million of restructuring charges.  NCO’s Adjusted EBITDA margin for the second quarter of 2010 was 10.1 percent as compared to 14 percent in the prior year’s second quarter.

The Adjusted EBITDA margins are calculated excluding reimbursable costs and fees that are included in both revenue and expense, which increased to $67.6 million for the second quarter of 2010 as compared to $8.8 million for the second quarter of 2009, primarily as a result of our acquisition of Total Debt Management in August 2009.

NCO is organized into three operating units, Accounts Receivable Management or ARM, Customer Relationship Management or CRM, and Portfolio Management or PM.

During the second quarter of 2010, the ARM division operated below its net revenue and profitability targets. This shortfall was primarily attributable to lower than expected volume in our early stage delinquency management or first party business.  During past economic downturns, the ARM industry experienced decreases in collectability which were partially offset by increased volume.

In the current economic cycle, we have experienced greater than anticipated decreases in collectability. Unfortunately, changes to the availability of consumer credit, in conjunction, with a meaningful decrease in overall consumer activity, has caused this division to not experience the types of volume opportunities we have seen in prior downturn cycles.

While decreased overall credit card activity has adversely impacted the volume within certain of our active account management businesses such as fraud calling for credit card companies, as spending amongst low to middle income consumers improves and credit expands, NCO should be the beneficiary of incremental revenue opportunities.

NCO’s operating model is designed to dynamically manage expenses, taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability.  This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

This business model, in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities from those same clients.

During the quarter, we continued to execute on our plan to drive more of our labor requirements to cost effective geographies.  This balancing of our labor between domestic, near-shore and off-shore locations has allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management as well as expand the near-shore and off-shore collections of domestic bad debt contingency accounts.

Offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results for multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services into the broader BPO industry.

While this division continues to be impacted by current economic trends, it is important to note that the ARM division is our largest division, offering our clients a wide array of Accounts Receivable and BPO functions.

It is also important to note that during the quarter, the volume deviations discussed above primarily impacted our “First Party” or Early Stage Delinquency management business. The majority of our other ARM service offerings within this division performed at or above plan.  Client satisfaction remains very high based on performance amongst our peers.  Accordingly, during the quarter ARM continued to benefit from its treatment as a “preferred partner” by many of our clients, who when facing volume challenges moved incremental work to NCO, to the detriment of our competitors.

During the second quarter, CRM operated below its revenue and profitability targets as a result of lower than expected volumes from certain of its larger clients.  The CRM division continued to work with its clients as they adjust their business models to best capture opportunity within the new economy and in many cases we were the beneficiary of incremental volume from key clients consistent with the client loyalty behavior we experienced within our ARM division.  While obtaining consistent volumes from existing client engagements continues to be challenging, this division continues to win new business opportunities from both existing clients and new logos that we believe will better position us for the future.

Over the past several years, our CRM division delivered strong growth and represented one of our strongest growth opportunities.  And while there is no doubt that the current economic realities and resultant impact of consumer behavior has dramatically changed the business environment for CRM providers, including NCO, we still believe that volume from our key clients will stabilize and resume growth over the next several quarters.

NCO continues to rationalize its work force and geographic footprint and to work with its clients to explore new locations and to redeploy existing idle capacity.  At the end of the second quarter, company-wide we had approximately 9,500 people working off-shore and 1,100 people working near-shore for our U.S. clients.

NCO entered 2010 with a focus on broadening our service offerings and a decision to minimize our future investment in purchased portfolios.  These decisions took into consideration the current economic and regulatory climate, and were based on our analysis of how we should position our company to best help our clients operate in the new economy.

During the second quarter, the Portfolio Management division operated below its revenue target and slightly above its profitability target.  And John Schwab will discuss this in more detail later in the call.  I’ll now turn the call over to John for a financial review of the quarter.

John Schwab:                                             Thanks Michael.  Revenue for the second quarter of 2010 was $386.2 million.  This represents an increase of $7.6 million or 2.0 percent from the second quarter of last year.  The Company reported Adjusted EBITDA of $32.2 million and a net loss attributable to NCO of $25.5 million.  In the prior year, the Company reported Adjusted EBITDA of $51.6 million and a net loss attributable to NCO of 5.2 million.

Adjusted EBITDA for the second quarter of 2010 excludes $4.9 million of restructuring charges and $1.6 million of impairment charges recorded for a valuation allowance against the carrying value of the portfolios.  Adjusted EBITDA for the second quarter of 2009 excludes restructuring charges of $1.3 million and a $1.3 million impairment of purchased accounts receivable.

Breaking the revenue down into components, the ARM division reported revenues of $319.7 million this quarter, an increase of 7.7 percent as compared to $296.8 million last year.  ARM revenue for this quarter includes $67.9 million of reimbursable costs and fees, compared to $9.8 million in the prior year.  Excluding these reimbursable costs and fees, ARM’s revenue decreased $35.2 million or 12.3 percent from the prior year.

The sale of our print and mail business in October of 2009 negatively impacted this division’s revenue by $13.4 million for the second quarter.  The remainder of the overall decrease was primarily attributable to lower overall collections and a more difficult business environment, which had the impact on most of our business lines including financial services, healthcare, education and portfolio servicing.

In addition, ARM revenue included $10.9 million for services performed for the Portfolio Management division during the second quarter of this year which is down $5.4 million from $16.3 million last year.

CRM reported revenue of $66.5 million this quarter, a decrease of 18.2 percent compared to $81.3 million of revenue from the second quarter of last year.  This decrease is attributable to lower volumes from existing clients, due to the impact of the economy on their businesses.  This was offset partially by higher volumes from certain new clients related to the implementation of contracts during late 2009 and early 2010.

The Portfolio Management division reported revenues of $10.8 million this quarter compared to $17.6 million for the second quarter of last year.  Included in the revenue for this quarter was a $1.6 million impairment charge recorded for the valuation allowance against the carrying value of the portfolios, which is recorded as the decrease in revenue, as compared to $1.3 million of an impairment charge in the second quarter of last year. Excluding the effects of the portfolio impairments, revenue was $12.4 million this quarter compared to $18.9 million last year.  This decrease was primarily a result of lower portfolio purchases, due to our decision to exit the portfolio business as well as the impact of the weaker collection environment on our collections.

These impairments are based on our current expectation for collections on existing portfolios.  If consumer payment patterns decline, we may need to record additional allowances for impairment.  If consumer payment patterns are better than currently expected, we can recoup a portion of these impairment allowances as we’ve done in certain prior periods.

Cash collections on the purchased portfolios during the second quarter were $26.2 million compared to $38.9 million for the same quarter last year.  The decrease from last year was again due to the lower portfolio purchases and a more difficult collection environment.

Now moving on to expenses. I want to first note that the following discussion of expenses as a percent of revenue excludes the reimbursable costs and fees from revenue.  On an overall basis, payroll and related expenses as a percentage of revenue increased to 55.1 percent as compared to 53.5 percent for the second quarter of last year.  The increase as a percentage of revenue from last year was primarily due to the leveraging of our infrastructure over the lower revenue base this quarter.

On an overall basis, selling, general and administrative expenses as the percentage of revenue increased slightly to 35.6 percent compared to 34.8 percent from last year, primarily resulting from the lower revenue base this quarter, offset in part by the positive impact of the cost saving initiatives in the ARM division and shared services.

For the second quarter of 2010, we recorded an income tax expense of $1.9 million as compared to last year’s benefit of $2.5 million.  The change in income taxes was due primarily to the recognition of a valuation allowance on certain domestic net deferred tax assets, as well as income tax expense to be paid in state and foreign tax jurisdictions.

Due to the difficult economic environment, the Company has undertaken a number of cost savings initiatives within our operations as well our shared services organization.  These initiatives involve facility rationalization, headcount reduction and expense management. We are continuing to actively manage our expense structure in order to mitigate the impact of any future client volume fluctuation as well as the continuing difficult economic environment.

Lastly, I will give some notes on our financial condition.  During the quarter, the Company purchased accounts receivable with a face value of $188.1 million for total price of $3.1 million. During the second quarter last year, the Company purchased accounts receivable with a face value of $671.5 million for a total purchase price of $16.5 million.

Capital expenditures in the second quarter were $6.3 million or 2.0 percent of revenue for the quarter (excluding reimbursable costs and fees), which is below our typical expectation of 3.0 percent of revenue.

During the quarter, our accounts receivable days outstanding remained consistent at 40 days.  This calculation does include the reimbursable costs and fees.

At June 30, 2010, the Company had $25.7 million of cash and equivalents on hand.

In the second quarter of 2010 we repaid $8.2 million of debt under our senior credit facility and year-to-date repayments total of $51 million.  At June 30, 2010, we had nothing outstanding on our revolving credit facility and $11.9 million of outstanding letters of credit.

As we have demonstrated in 2009 and the first half of 2010, and as we previously discussed, we continue to focus on increasing liquidity through debt reduction, working capital management and strict control of cash investments including capital expenditures and portfolio investments.

We currently expect to limit our portfolio of purchases in 2010 to certain of our non-cancelable forward-flow commitments.  Additionally, we may opportunistically purchase accounts receivable that allow us to leverage meaningful third-party servicing contracts. We believe that this change will have the effect of increasing the cash flow contribution significantly as we continue to collect while not using significant cash for new future purchases.

At June 30, 2010, our leverage ratio was 5.04 compared to our maximum of 5.75, and our interest coverage ratio was 2.00 as compared to our minimum of 1.8.

During the quarter we have repayments, net of borrowings of $3.9 million of debt under the non-recourse credit agreement. As of June 30, 2010, the total amount of outstanding under this facility was $6.2 million including the market value of the lender’s residual interest which is $1.3 million.

We are currently in compliance with all of our debt covenants.  We believe that we will be able to finance our current operations, planned capital expenditure requirements, internal growth, and debt obligations at least through the next 12 months with the cash generated from our operations, our existing cash, and available borrowings under our senior credit facility.  And now I’ll turn things back to Michael.

Michael Barrist:                                   Great.  Thanks, John.  Operator can we please open up for questions?

Operator:                                                                     At this time ladies and gentlemen, if you would like to ask a question please press star one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.

And there are no questions at this time.

Michael Barrist:                                   Great.  Thank you, operator and thank you everyone for joining us today.  As always if you have questions at a later point in time, please feel free to call Brian Callahan, John Schwab or myself.

Operator:                                                                     Thank you everyone.  And this does conclude today’s conference call.  You may now disconnect.

END